Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

THE BEACHBODY COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

The Beachbody Company, Inc. 2021 Incentive Award Plan	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c) and 457(h)	1,167,845(2)	$8.52(4)	$9,950,039.40	$147.60 per million dollars	$1,468.63

The Beachbody Company, Inc. Employee Stock Purchase Plan	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	67,059(3)	$8.52(4)	$571,342.68	$147.60 per million dollars	$84.33

	Total Offering Amounts					$10,521,382.08		$1,552.96

	Total Fee Offsets(5)							$—

	Net Fee Due							$1,552.96

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)

Consists of (i) 335,295 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that were automatically added on January 1, 2024 to the number of shares authorized for issuance under the Company’s 2021 Incentive Award Plan (the “2021 Plan”) pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of the Company’s common stock authorized for issuance thereunder, (ii) 350,000 shares of Class A Common Stock that became authorized for issuance under the 2021 Plan pursuant to an amendment to the 2021 Plan, which was approved by the Registrant’s stockholders at the Registrant’s annual meeting of stockholders held on June 4, 2024 and (iii) 415,491 shares of Class A Common Stock that would have been issued upon the vesting of restricted stock unit awards granted under the 2021 Plan, but that were cancelled or forfeited prior to vesting, and as such again became available for issuance under the 2021 Plan pursuant to its terms.

(3)

Consists of 67,059 shares of Class A Common Stock that were automatically added on January 1, 2024 to the number of shares authorized for issuance under the Company’s 2021 Employee Stock Purchase Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of the Company’s common stock authorized for issuance thereunder.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices per share of Class A Common Stock as reported on The New York Stock Exchange on June 6, 2024.

(5)	The Registrant does not have any fee offsets.